Exhibit 4.14

SCHEDULE “A”

POET TECHNOLOGIES INC. (formerly OPEL TECHNOLOGIES INC.)

STOCK OPTION PLAN - OPTION AGREEMENT

This Option Agreement dated • (the “Grant Date”) is entered into between POET TECHNOLOGIES INC. (“the Corporation”) and • (the “Optionee”) pursuant to the Corporation’s Stock Option Plan (the “Plan”).  A copy of the current version of the Plan is available for download from SEDAR (www.sedar.com) or from the Company’s website (http://www.poet-technologies.com/documents/Stock-Option-Plan.pdf .

The parties agree and confirm that: (i) the Optionee was granted the option (the “Option”) to purchase • Common Shares (the “Optioned Shares”) of the Corporation for the price (the “Option Price”) of $• per share; (ii) the Optioned Shares will vest according to the vesting schedule set forth below, and only the vested Optioned Shares are exercisable; (iii) unless exercised or cancelled earlier, the Option expires and this Agreement will terminate on • (the “Expiry Date”); (iv) the Option is subject to all the terms and conditions set out in the Plan and subject to there being no objection by the TSX Venture Exchange to the grant of the Option to the Optionee.

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For greater certainty, Optioned Shares continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.  {In certain circumstances, the TSX Venture Exchange may require shareholders’ approval to be obtained before an option can be exercised, thereby requiring the addition of the following wording: This Option is subject to shareholders’ approval at the next shareholders’ meeting for the amendments to the Plan and for this Option Grant. For greater certainty, this Option cannot be exercised until such shareholders’ approval has been obtained.}

By signing this Option Agreement, the Optionee acknowledges that the Optionee is (i) either a bona fide Director, Officer, Employee, Consultant, Consultant Company or Management Company Employee, of the Corporation or a subsidiary of the Corporation (as defined in Policy 4.4 of the TSX Venture Exchange), (ii) has read and understands the Plan, and (iii) agrees to the terms and conditions of the Plan and this Option Agreement.

The Optionee hereby agrees to comply with all applicable Canadian securities laws, all applicable securities laws of the Optionee’s jurisdiction of residence and all applicable Rules, Regulations and Policies of the TSX Venture Exchange for the exercise and sale of the Optioned Shares.  Any sale of shares issuable under this Option prior to the effective date is considered a short sale under applicable securities laws.

The Corporation has engaged Solium Capital Inc. (“Solium”) to administer the Plan using an Internet-based administration platform, which also includes the availability of a broker-assisted exercise process.  The Optionee can exercise his Option by executing a “Exercise and Hold” or “Exercise and Sell” transaction, by accessing Solium’s website or by telephone. For Exercise and Hold transactions, the required exercise payment along with the applicable withholding income taxes (“Taxes”) will need to be sent to the Secretary of the Corporation before the Optioned Shares can be issued and sent to the Optionee.  For Exercise and Sell transactions, the exercise price along with the applicable Taxes will be paid to Corporation by Solium from the net proceeds of the sale of the Optioned Shares.

Upon any exercise of Options pursuant to an Exercise and Sell transaction, if the Optionee is a person residing in the United States at the time of exercising his Option, the Optionee covenants, agrees and certifies that as at the date of such exercise:

•                  he is not an affiliate of the Corporation, as that term is defined in the U.S Securities Act of 1933, (or if he is, he is an affiliate of the Corporation only by virtue of being an officer or director of the Corporation);

•                  he has not offered, and has not instructed any person to offer, the Optioned Shares to a person in the United States;

•                  the sale of his Optioned Shares should only be executed in, on or through the facilities of The TSX Venture Exchange and neither he nor any person acting on his behalf know that a sale has been prearranged with a buyer in the United States;

•                  neither he nor any affiliate of his nor any person acting on his behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such Optioned Shares;

•                  the sale will be bona fide and not for the purpose of “washing off” any resale restrictions imposed;

•                  he does not intend to replace the shares sold with fungible unrestricted securities; and

•                  his sale or contemplated sale is not a transaction, or part of a series of transactions which is part of a plan or scheme to evade the registration provisions of the 1933 Act.

Executed by the Corporation as of the • day of •.

POET TECHNOLOGIES INC.

Per:
Acceptance		Authorized Signatory

OPTIONEE

Dated:

{IF APPLICABLE ONLY: Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until four months and one day after the Grant Date. }